Exhibit 99.2

Nanophase Technologies Corporation 1319 Marquette Drive Romeoville, IL 60446

COMPANY CONTACT:

Nancy Baldwin

Investor Relations

630-771-6708

Nanophase Announces New Vice President of Operations

Romeoville, IL, – December 16, 2009 – Nanophase Technologies Corporation (Nasdaq: NANX), a technology leader in the development of advanced nanoengineered products, today announced the appointment of Glenn Judd to vice president of operations.

In his previous role as assistant vice president of operations and engineering, Judd was instrumental in implementing key operational changes as the company shifted its business strategy to adopt more of a direct sales focus. Judd kept the team positively focused as the operations group went through a major restructuring in the first quarter of this year, which streamlined activities and eliminated redundant job positions. Utilizing resources more effectively and efficiently, he skillfully transitioned the group into a leaner operating unit. Judd joined Nanophase in 2000 after spending eight years with Eastman Kodak.

“Glenn has earned this promotion, and we are pleased we were able to fill the position from within the company,” said Nanophase president and chief executive officer Jess Jankowski. “Glenn’s leadership and innovative approach have been instrumental in strengthening our gross margins during 2009, with positive expectations heading into 2010. This represents another example of how our new management team, working as a cohesive unit, is positioning our company for sustainable growth in 2010.

About Nanophase Technologies

Nanophase Technologies Corporation (NANX), www.nanophase.com, is a leader in nanomaterials technologies and provides nanoengineered products and solutions for multiple industrial product applications. Using a platform of patented and proprietary integrated nanomaterial technologies, the Company creates products with unique performance attributes from two ISO 9001:2000 and ISO 14001 facilities. Nanophase delivers commercial quantity and quality nanoparticles, coated nanoparticles, and nanoparticle dispersions in a variety of media.

Forward-Looking Statements

This press release contains words such as “expects,” “shall,” “will,” , “believes,” and similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company’s results of operations, performance and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. These risks and uncertainties include, without limitation, the following: a decision by a customer to

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Nanophase Announces New Vice President of Operations

cancel a purchase order or supply agreement in light of the Company’s dependence on a limited number of key customers; uncertain demand for, and acceptance of, the Company’s nanocrystalline materials; the Company’s manufacturing capacity and product mix flexibility in light of customer demand; the Company’s limited marketing experience; changes in development and distribution relationships; the impact of competitive products and technologies; the Company’s dependence on patents and protection of proprietary information; the resolution of litigation in which the Company may become involved; and other factors described in the Company’s Form 10-K filed March 25, 2009. In addition, the Company’s forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.

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